Exhibit 99

PPG Industries, Inc.
One PPG Place
Pittsburgh, Pennsylvania 15272 USA
www.ppg.com

Contact:
News	Jack Maurer
412-434-2181
jmaurer@ppg.com

Investors:
Vince Morales
412-434-3740
vmorales@ppg.com

PPG posts 42-percent sales gain, 12-percent adjusted earnings per share growth

Actions to focus portfolio, broaden global reach more than offset weak U.S. economy

PITTSBURGH, July 17, 2008 – PPG Industries (NYSE:PPG) today reported record sales for the second quarter of $4.5 billion, surpassing the prior year’s second quarter results by 42 percent. Second quarter reported net income was $250 million, or $1.51 per share. Adjusted net income, excluding the operating results of the automotive glass and services (AG&S) business, which is pending sale, as well as unusual and one-time items, was $269 million, or $1.62 per share, exceeding the prior year’s quarter by 12%. Reported net income for the second quarter 2007 was $249 million, or $1.50 per share, and adjusted net income was $242 million, or $1.45 per share.

“We delivered double-digit-percent growth in sales and adjusted earnings per share despite continued inflationary pressures and steep recessions in several U.S. end-markets,” said Charles E. Bunch, PPG chairman and chief executive officer. “We are capitalizing on the strategic shift in our portfolio, the broadening of our geographic presence, and the increased end-market diversity of our businesses that we’ve achieved over the past four years.”

Bunch highlighted several key elements of PPG’s financial performance in the quarter. “First, our core businesses – coatings and optical and specialty materials – grew combined segment earnings by more than 25 percent, aided by our acquisition of SigmaKalon and growth in emerging regions,” he said. “Second, our commodity chemicals business continued to deliver solid earnings. Last, we achieved one of the largest quarterly increases in our selling prices in the past several years.

“Our strong performance in today’s environment provides measurable evidence of our portfolio strength and our successful transformation into a global leader in coatings and specialty products,” Bunch said.

“Looking ahead, we expect our growth to be sustained, due in part to these same factors,” Bunch said. He added that announced price increases in the commodity chemicals business are being implemented, along with price actions in other businesses, with the intent of offsetting further inflationary pressures. “We expect our future operating results to remain solid and to compare favorably within our industry groups,” Bunch concluded.

PPG generated more than $300 million in cash from operations during the quarter, and on a year-to-date basis is approximately $125 million ahead of the previous year in cash generation.

PPG announced on July 8 an agreement with an affiliate of funds managed by Kohlberg & Company, LLC, under which PPG will divest its AG&S business to a new company formed by Kohlberg. PPG will receive $330 million in gross cash proceeds and a minority interest of approximately 40 percent in the new company as a result of the transaction. In accordance with generally accepted accounting principles (GAAP), the results of the AG&S business were classified as discontinued operations beginning in September 2007. However, because PPG will hold an ownership interest in the newly-formed company, it now will include this business in continuing operations in its historical and current financial statements.

Reported second quarter 2008 net income includes one-time, aftertax charges related to the pending sale of PPG’s AG&S business of $11 million, or 7 cents per share, to reflect a catch-up of depreciation expense, which was suspended when the business was previously classified as a discontinued operation, and $12 million, or 7 cents per share, relating to the impact of benefit changes including accelerated vesting negotiated as part of the sale. The company also recorded an aftertax charge of $2 million, or 1 cent per share, to reflect the net increase to current value of the company’s obligation under its proposed asbestos settlement agreement reported in May 2002, which is subject to pending court proceedings. Results also include aftertax earnings of $6 million, or 4 cents per share, relating to operating results of the AG&S business. Adjusted net income was $269 million, or $1.62 per share.

PPG’s sales for the second quarter 2007 were $3.2 billion. Second quarter 2007 net income was comprised of net income from continuing operations of $250 million, or $1.50 per share, and a loss from discontinued operations from the former fine chemicals business, net of tax, of $1 million. Net income from continuing operations included an aftertax charge of $6 million, or 3 cents per share, to reflect the net increase in the value of the company’s obligation under its proposed asbestos settlement agreement. Results also included aftertax earnings of $13 million or 8 cents per share, relating to the operating results of the AG&S business. Adjusted net income was $242 million, or $1.45 per share.

Performance Coatings segment sales in the second quarter 2008 increased $295 million, or 30 percent, versus the prior year’s quarter, primarily as a result of the acquisitions of SigmaKalon’s protective and marine coatings business and of Barloworld. The positive impact of stronger foreign currencies, increased selling prices and growth in emerging regions more than offset significant volume declines in the U.S. architectural coatings business. Segment earnings improved by $12 million, or 8 percent, as the earnings impact from acquisitions and favorable currency outpaced lower volumes. Inflation was mitigated by price gains and lower costs.

Industrial Coatings segment sales for the quarter increased $209 million, or 22 percent, as a result of the acquisition of SigmaKalon’s industrial coatings business, stronger foreign currencies and improved volumes, primarily in the automotive coatings business. The segment experienced volume declines in North America that were more than offset by higher volumes in all other regions. Segment earnings were flat. The positive impact of acquisitions, stronger foreign currencies and lower manufacturing costs were offset by inflation.

The Architectural Coatings EMEA (Europe, Middle East and Africa) segment is a new reportable segment in 2008 and represents the largest business from the SigmaKalon acquisition. Segment sales for the quarter were $667 million, up a double-digit percentage in comparison to SigmaKalon’s corresponding sales in 2007. Segment earnings were $71 million and include nearly $20 million of ongoing quarterly amortization expense related to acquired intangible assets as well as approximately $20 million of quarterly depreciation expense.

Optical and Specialty Materials segment sales for the quarter increased $32 million, or 12 percent, as a result of improved volumes, particularly in the optical products business. Stronger foreign currencies and increased selling prices also added to the growth. Segment earnings were up $5 million due to higher sales volumes and stronger foreign currencies, despite the impact of inflation and higher advertising expenses related in part to growth initiatives to support Transitions Optical’s next-generation lens product.

Commodity Chemicals segment sales for the quarter increased $115 million, or 30 percent, due to higher sales volumes and increased selling prices. Segment earnings improved by $11 million due to lower manufacturing costs and higher sales volumes. The impact of increased selling prices was countered by inflation, including higher energy and raw materials costs.

Reported Glass segment sales, including the AG&S business, were comparable to the prior year, as stronger foreign currencies and increased selling prices were almost entirely offset by lower sales volumes. Segment earnings decreased by $20 million due to lower volumes and higher inflation, partially offset by lower manufacturing costs.

About PPG

Pittsburgh-based PPG is a global supplier of paints, coatings, chemicals, optical products, specialty materials, glass and fiber glass. The company has more than 150 manufacturing facilities and equity affiliates and operates in more than 60 countries. PPG shares are traded on the New York Stock Exchange (symbol: PPG). For more information, visit www.ppg.com.

Additional Information

Financial commentary from William H. Hernandez, senior vice president, finance, and chief financial officer, regarding second quarter 2008 results may be heard by telephone at 412-434-2816 until Friday, July 25, at 5 p.m. ET. The commentary will also be available on PPG’s Web site at Investor Center, 2nd Qtr Financial Commentary. The commentary may include forward-looking statements or other material information. Additional information, including historical performance, is also available at PPG’s online Investor Center at http://corporateportal.ppg.com/na/corp/InvestorCenter.

Forward-Looking Statements

Statements in this news release relating to matters that are not historical facts are forward-looking statements reflecting the company’s current view with respect to future events or objectives and financial or operational performance or results. These matters involve risks and uncertainties as discussed in PPG Industries’ periodic reports on Form 10-K and Form 10-Q, and its current reports on Form 8-K, filed with the Securities and Exchange Commission. Accordingly, many factors could cause actual results to differ materially from the company’s forward-looking statements.

Among these factors are increasing price and product competition by foreign and domestic competitors, fluctuations in cost and availability of raw materials and energy, the ability to maintain favorable supplier relationships and arrangements, difficulties in integrating acquired businesses and achieving expected synergies there from, economic and political conditions in international markets, foreign exchange rates and fluctuations in such rates, the impact of environmental regulations, unexpected business disruptions and the unpredictability of possible future litigation, including litigation that could result if the asbestos settlement discussed in PPG’s filings with the SEC does not become effective. However, it is not possible to predict or identify all such factors. Consequently, while the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements.

Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on PPG’s consolidated financial condition, operations or liquidity.

Discontinued Operations

PPG continues to classify the previously sold fine chemicals business as discontinued operations in accordance with GAAP. The sale of the fine chemicals business was completed in the fourth quarter 2007.

Regulation G Reconciliation

PPG Industries believes investors’ understanding of the company’s operating performance is enhanced by the disclosure of sales, segment income, net income and earnings per share adjusted for nonrecurring charges and the sales, earnings and operating results of the AG&S business, which is pending sale. PPG’s management considers this information useful in providing insight into the company’s ongoing operating performance because it excludes the impact of items that cannot reasonably be expected to recur on a quarterly basis and anticipates the divestiture of the AG&S business. Sales, segment income, net income and earnings per share adjusted for these items are not recognized financial measures determined in accordance with GAAP and should not be considered a substitute for sales, segment income, net income or earnings per share or other financial measures as computed in accordance with GAAP. In addition, adjusted sales, segment income, net income and earnings per share may not be comparable to similarly titled measures as reported by other companies. The following is a reconciliation of reported and adjusted sales, segment income, net income and earnings per share for the second quarter 2008 and 2007:

Regulation G Reconciliation – Results From Operations	Total PPG (as Reported)	+	Plus: One-Time Charges (including asbestos)		-	Less: Automotive Glass & Services Operating Results*	=	Adjusted PPG Total
Second Quarter 2008
Sales	$4,474		$—			$253		$4,221
Segment income	525		—			10		515
Net income	250		25	A		6		269
Earnings per common share – assuming dilution	1.51		0.15	A		0.04		1.62

Second Quarter 2007
Sales	3,155		—			278		2,877
Segment income	446		—			22		424
Net income	249		6	B		13		242
Earnings per common share – assuming dilution	1.50		0.03	B		0.08		1.45

All amounts are reported in millions of dollars, except per-share amounts.

*	For purposes of comparing the current and historical operating results of the AG&S business, the table reflects adjustment for the entire AG&S business. However, as noted above, upon closing of the AG&S divestiture transaction, PPG will retain a minority ownership of approximately 40 percent of this business, and this interest will be presented in PPG’s future financial statements in accordance with GAAP.

A	– Income from continuing operations, net of tax, and Earnings per common share – assuming dilution include one-time aftertax charges related to the pending sale of PPG’s AG&S business of $11 million, or 7 cents per share, to reflect a catch-up of depreciation expense, which was suspended when the business was classified previously as a discontinued operation, and $12 million, or 7 cents per share, relating to the impact of benefit changes including accelerated vesting negotiated as part of the sale. In addition, the company recorded an aftertax charge of $2 million, or 1 cent per share, to reflect the net increase to current value of the company’s obligation under its proposed asbestos settlement agreement reported in May 2002, which is subject to pending court proceedings.
B	– Income from continuing operations, net of tax, and Earnings per common share – assuming dilution include an aftertax charge of $6 million, or 3 cents per share, to reflect the net increase in the value of the company’s obligation under its proposed asbestos settlement agreement.

PPG INDUSTRIES AND CONSOLIDATED SUBSIDIARIES

CONDENSED STATEMENT OF OPERATIONS (unaudited)

(All amounts in millions except per-share data)

	3 Months Ended June 30		6 Months Ended June 30
	2008	2007	2008	2007
Net sales	$4,474	$3,155	$8,436	$6,043
Cost of sales, exclusive of depreciation and amortization (Note A)	2,829	2,001	5,425	3,864
Selling and other (Note B)	1,054	651	2,035	1,271
Depreciation (Note C)	128	88	235	174
Interest expense	65	23	131	45
Amortization	37	15	71	29
Asbestos settlement - net	4	8	4	17
Other - net (Note D)	(37)	(29)	(42)	(31)

INCOME BEFORE INCOME TAXES AND MINORITY INTEREST	394	398	577	674
Income tax expense	116	125	173	191
Minority interest	28	23	54	41

INCOME FROM CONTINUING OPERATIONS (Notes A, B, C & D)	250	250	350	442
Income from discontinued operations, net of tax (Note E)	—	(1)	—	1

NET INCOME	$250	$249	$350	$443

Earnings per common share
Income from continuing operations (Notes A, B, C & D)	$1.52	$1.51	$2.13	$2.68
Income from discontinued operations (Note E)	$—	$—	$—	$0.01

NET INCOME	$1.52	$1.51	$2.13	$2.69

Earnings per common share - assuming dilution
Income from continuing operations (Notes A, B, C & D)	$1.51	$1.50	$2.12	$2.66
Income from discontinued operations (Note E)	$—	$—	$—	$0.01

NET INCOME	$1.51	$1.50	$2.12	$2.67

Average shares outstanding	164.6	164.8	164.5	164.7

Average shares outstanding - assuming dilution	165.6	166.4	165.7	166.1

Note A:

The six months ended June 30, 2008, include a pretax expense of $94 million ($66 million aftertax or 40 cents per share) for the flow-through cost of sales of the step up to fair value of inventory related to the SigmaKalon acquisition.

Note B:

The three and six months ended June 30, 2008, include a pretax expense of $19 million ($12 million aftertax or 7 cents per share) for the impact of benefit changes, including accelerated vesting, negotiated as part of the pending sale of the automotive glass and services business.

Note C:

The three and six months ended June 30, 2008, include a pretax expense of $17 million ($11 million aftertax or 7 cents per share) for the catch-up of depreciation expense, which was suspended when the automotive glass and services business was classified as a discontinued operation in September 2007.

Note D:

The six months ended June 30, 2008, include a pretax expense of $23 million ($23 million aftertax or 14 cents per share) for the write-off of in-process research and development related to the SigmaKalon acquisition.

Note E:

Discontinued operations includes the results of operations of the fine chemicals business that was sold in the third quarter 2007.

BALANCE SHEET HIGHLIGHTS (unaudited)

	June 30 2008	June 30 2007	December 31 2007
	(millions)
Current assets:
Cash and cash equivalents	$266	$181	$526
Cash held in escrow (Note A)	12	41	1,706
Receivables - net (Note B)	3,907	2,566	2,522
Inventories (Note B)	2,124	1,458	1,532
Other (Note B)	782	648	655
Assets held for sale (Note C)	—	120	—

Total current assets	$7,091	$5,014	$6,941

Current liabilities:
Short-term debt and current portion of long-term debt	$816	$216	$1,819
Asbestos settlement	613	601	593
Accounts payable and accrued liabilities (Note B)	3,316	2,119	2,220
Liabilities of business held for sale (Note C)	—	27	—

Total current liabilities	$4,745	$2,963	$4,632

Long-term debt (Note D)	$3,440	$1,151	$1,201

Note A:

Includes $1,673 million that was borrowed late in the fourth quarter 2007 to finance the SigmaKalon acquisition and was held in escrow at December 31, 2007, and released from escrow when the transaction closed January 2, 2008.

Note B:

Receivables - net, inventories and other current assets less accounts payable and accrued liabilities acquired as part of SigmaKalon on January 2, 2008, totaled $539 million.

Note C:

Assets held for sale and liabilities of business held for sale represent assets and liabilities of the fine chemicals business, which was sold in the third quarter 2007.

Note D:

Long-term debt at June 30, 2008, has increased due to the SigmaKalon acquisition. PPG assumed debt of $1,517 million related to the acquisition.

BUSINESS SEGMENT INFORMATION (unaudited)

	3 Months Ended June 30		6 Months Ended June 30
	2008	2007	2008	2007
	(millions)
Net sales
Performance Coatings	$1,269	$974	$2,383	$1,829
Industrial Coatings	1,152	943	2,210	1,812
Architectural Coatings EMEA	667	—	1,203	—
Optical and Specialty Materials	310	278	605	529
Commodity Chemicals	495	380	918	751
Glass (Note A)	581	580	1,117	1,122

TOTAL	$4,474	$3,155	$8,436	$6,043

Segment income
Performance Coatings	$171	$159	$291	$280
Industrial Coatings	109	109	204	204
Architectural Coatings EMEA	71	—	80	—
Optical and Specialty Materials	76	71	150	134
Commodity Chemicals	68	57	136	101
Glass (Note A)	30	50	60	70

TOTAL	525	446	921	789
Legacy costs (Note B)	(3)	(6)	(7)	(10)
Acquisition-related costs (Note C)	—	—	(117)	—
Depreciation catch-up charge (Note D)	(17)	—	(17)	—
Divestiture related benefit costs (Note E)	(19)	—	(19)	—
Asbestos settlement-net	(4)	(8)	(4)	(17)
Interest expense, net of interest income (Note F)	(60)	(20)	(119)	(39)
Unallocated stock based compensation (Note G)	(6)	(9)	(15)	(18)
Other unallocated corporate expense	(22)	(5)	(46)	(31)

INCOME BEFORE INCOME TAXES AND MINORITY INTEREST	$394	$398	$577	$674

Note A:

Glass net sales and segment income include the results of the automotive glass and services business for the three and six months ended June 30, 2008 and 2007, respectively.

Note B:

Legacy costs include current costs related to former operations of the Company, including certain environmental remediation, pension and other postretirement benefit costs and certain charges that are considered to be unusual or non-recurring.

Note C:

Represents costs related to the SigmaKalon acquisition. In the first quarter 2008, these costs included $94 million of the flow-through cost of sales of the step up to fair value of acquired inventory and $23 million for the write-off of in-process research and development. These costs are considered to be unusual and non-recurring and will not reduce the segment earnings used to evaluate the performance of the operating segments.

Note D:

Represents the catch-up of depreciation expense, which was suspended when the automotive glass and services business was classified as a discontinued operation in September 2007.

Note E:

Represents the impact of benefit changes including accelerated vesting negotiated as part of the pending sale of the automotive glass and services business.

Note F:

The increase in Interest expense net, of interest income, for the three and six months ended June 30, 2008, as compared to June 30, 2007, is primarily due to increased interest costs related to the financing of the SigmaKalon acquisition.

Note G:

Unallocated stock-based compensation includes the cost of stock options, restricted stock units and contingent share grants that are not allocated to the operating segments.